Exhibit 10.5

***PORTIONS OF THIS EXHIBIT MARKED BY BRACKETS (“[     ]”) OR OTHERWISE INDICATED HAVE BEEN OMITTED PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT.  THE OMITTED PORTIONS HAVE BEEN FILED SEPARATELY WITH THE SECURITIES AND EXCHANGE COMMISSION.***

LABORATORY CORPORATION OF AMERICA HOLDINGS

(LabCorp)

MASTER AGREEMENT

This Agreement (the “Agreement”) between Cytyc Corporation and its wholly owned subsidiaries, including but not limited to Cytyc Limited Partnership, (“Cytyc”) and Laboratory Corporation of America Holdings, (“LabCorp”) and its Affiliated Laboratories (1) (collectively, the “Parties’) sets forth the terms and conditions upon which Cytyc will sell and LabCorp will purchase various products and services identified in Addenda annexed hereto and incorporated herein.

The Parties agree as follows:

A.           In consideration of LabCorp purchasing from Cytyc the products and services specified in the attached Addenda B, C, D and E (“Products”), during the term of this Agreement, Cytyc agrees to sell such Products to LabCorp at the purchase prices specified.  This Agreement supersedes all prior contracts between the Parties.

B.             LabCorp may add an Affiliated Laboratory to Addendum A, at any time by providing Cytyc written notice.  Upon such notice, the Affiliated Laboratory will be eligible for the pricing in this Agreement.

C.             The term of the Agreement shall commence on October 18, 2004 and remain in effect until December 31, 2007 (“Term”).

D.            Cytyc shall sell Products to LabCorp and any Affiliated Laboratories in accordance with the terms and conditions of this Agreement.  Invoices should be mailed to the following address:

SEND INVOICES TO:

Laboratory Corporation of America Holdings

Accounts Payable Department

Caller 2280

Burlington, North Carolina  27216-2280

Payment is net thirty (30) days.  LabCorp is taxable based on shipment destination and all applicable local/state taxes are the responsibility of LabCorp.  In those states where Cytyc collects local/state sales taxes, Cytyc will add these taxes to the invoices and remit to the appropriate taxing authority.

E.              Shipment shall be made FOB Origin Freight and Insurance Prepaid, no additional handling charges or associated fees.  LabCorp bears all risk of loss during delivery.

F.              Neither Party shall assign or transfer this Agreement without the written consent of the other Party, which consent shall not be unreasonably withheld or delayed.

G.             Notices and other communications permitted or required under this Agreement will be deemed to be properly given if in writing and either delivered by hand, courier, facsimile or mailed by First Class U.S. Mail, postage prepaid, addressed to the Parties as follows:

(1)Affiliated Laboratories are defined as: (i) laboratories listed in Addendum A attached hereto and incorporated herein by reference; (ii) laboratories in which LabCorp acquires a greater than fifty (50) percent equity interest; and (iii) other laboratories affiliated with LabCorp as mutually agreed by the parties.

SELLER:	through November 30, 2004:
Cytyc Corporation
85 Swanson Road
Boxborough, MA 01719

After November 30, 2004:
Cytyc Corporation
205 Campus Drive
Marlborough, MA 01752

Attention: Christopher Bleck
Vice President Worldwide Marketing

With a copy to: General Counsel

LabCorp:

Laboratory Corporation of America Holdings

Department of Science and Technology
112 Orange Drive
Elon, North Carolina 27244
Attention: Susan R. Barber
Vice President and Director Department of Science and Technology

H.            This Agreement and the Addenda annexed hereto (collectively the “Agreement”) may not be amended or   modified except by written agreement signed by the Parties.

I.                 Cytyc will not be liable for any failure to perform under this Agreement due to strikes, fire, explosion, flood, riot, lock-out, injunction, interruption of transportation, unavoidable accidents, inability to obtain supplies at reasonable prices or diagnostic products set forth in this Agreement or any other reason beyond Cytyc’s reasonable control.

J.                Cytyc guarantees LabCorp that the Products supplied to LabCorp shall not be adulterated or misbranded within the meaning of the U.S. Food, Drug, and Cosmetic Act.

K.            Cytyc and LabCorp will conduct quarterly business reviews to discuss technical performance of all Products included in this Agreement.  In the event that technical problems are identified or Product is unavailable, LabCorp will notify Cytyc of the problem in writing, Cytyc will, within the course of ten (10) business days, identify an action plan to correct the problem and deliver this, in writing, to LabCorp.  If after ten (10) business days, progress is not demonstrated in resolving the problem or Product performance does not meet package insert claims, then LabCorp may discontinue use of that Product without affecting the terms and conditions of the Agreement.

L.              This Agreement may be terminated by either Party with or without cause at any time with ninety (90) days written notice unless there are quality or shipment problems.  If quality or shipment problems occur, then Paragraph K applies.  Quality or shipment problems are defined as inconsistent shipments, inadequate Product availability; products that do not meet package insert claims or performance specifications as published in the manufacturers’ publications.  Either Party may terminate this Agreement if the other Party seeks protection under the bankruptcy laws (other than as a creditor), any assignment is made for the benefit of creditors, or a trustee is appointed for all or any portion of such Party’s assets.  In the event either Party is in breach of any material term, covenant or condition of this Agreement, the non-breaching Party may terminate the Agreement upon thirty (30) days’ advance written notice of the breach, unless during the thirty (30) day notice period the Party in breach cures the breach, in which event, the Agreement shall remain in full force and effect.  The rights and remedies provided hereunder shall be cumulative and be in addition to all rights and remedies available to the Parties in law and equity.

M.         Cytyc warrants that during its applicable shelf life, the ThinPrep® Pap Test disposable Product will conform with the Specifications set forth in the package insert and the warranty attached hereto as Addendum F and the instrumentation and accompanying software will operate in accordance with the specifications and warranties set forth on Addendum F attached hereto and incorporated herein by reference. Furthermore, Cytyc hereby represents and warrants that to the best of its knowledge the use of any technology or U.S. patents licensed hereunder is and will be free of any infringement of U.S. patents. Cytyc hereby represents and warrants that to the best of its knowledge the use and sale of any Product covered by this Agreement is and will be free of any infringement of patents of other persons.

N.            Cytyc shall give LabCorp a one hundred twenty (120 day) written notification of any Product changes.

O.            Cytyc agrees to defend, indemnify, and hold LabCorp and subsidiaries, directors, officers, employees, and agents wholly harmless from and against third-party claims, losses, lawsuits, settlements, demands, causes, judgments, expenses, and cost (including reasonable attorney fees) arising under or in connection with this Agreement in the event that such cost and liabilities are caused by (a) Cytyc breach of any of its warranties in this Agreement; (b) any negligence or willful misconduct of Cytyc; or (c) the failure of Products to function properly when used by LabCorp in accordance with the Product specifications.  However, the foregoing rights to indemnity shall not apply to the extent that such claim, loss, lawsuit, or settlement results from LabCorp’s sole negligence or willful misconduct including, without limitation, the negligence of LabCorp’s employees, or from the modification of any Product by LabCorp or any third party not within Cytyc’s control or without Cytyc’s permission.  Cytyc’s defense, indemnity and hold harmless obligation shall also include, but is not limited to, any such third-party claims, losses, damages, lawsuits, settlements, demands, causes, judgments, expenses and costs (including reasonable attorney fees) against LabCorp which relate in any manner to LabCorp’s alleged infringement of any intellectual property rights of a third party in or to the Product shipped by Cytyc under this Agreement.  LabCorp agrees to defend, indemnify, and hold Cytyc and subsidiaries, directors, officers, employees, and agents wholly harmless from and against third-party claims, losses, lawsuits, settlements, demands, causes, judgments, expenses, and cost (including reasonable attorney fees) arising under or in connection with this Agreement in the event that such cost and liabilities are caused by (a) LabCorp’s breach of any of its warranties in this Agreement or (b) any negligence or willful misconduct of LabCorp.  However, the foregoing rights to indemnity shall not apply to the extent that such claim, loss, lawsuit, or settlement results from Cytyc’s sole negligence or willful misconduct including, without limitation, the negligence of Cytyc’s employees.   In the event of a lawsuit or other action in connection with which LabCorp or Cytyc is seeking indemnification from the other Party hereunder, the Party seeking indemnification agrees to give timely notice of the lawsuit or action to and to cooperate with other Party in the defense of the lawsuit or action.

P.              Each Party shall, at its sole cost and expense, obtain and keep in force a policy of comprehensive general liability (“CGL”) insurance with bodily injury, death, and property damage limits of One Million U.S. Dollars ($1,000,000) per occurrence and Ten Million U.S. Dollars ($10,000,000) in the aggregate, including product and contractual liability coverage.  LabCorp shall provide evidence of such insurance in the form of a certificate of insurance delivered to Cytyc within ten (10) business days after the execution of this Agreement.

Q.            Cytyc and LabCorp each acknowledge that the other Party has a proprietary interest in its legal and business name and reputation.  Therefore,  except as otherwise required by law, neither party shall use the other’s name nor shall mention or describe this Agreement or its relationship with the other party in any press release, advertising, marketing, and promotional materials or other publications or materials without first obtaining the prior written approval of (a) in the case of LabCorp, LabCorp’s Director of The Department of Science and Technology (b) in the case of Cytyc, the VP of Worldwide Marketing or EVP of Commercial Operations.  Notwithstanding the above, LabCorp may advertise and promote Cytyc’s Product and use Cytyc’s trademarks (in accordance with Cytyc’s TradeMark Book of Standards attached hereto as Addendum G), for the sole purpose of identifying that LabCorp performs the ThinPrep Pap Test using the Imager.   A violation of this paragraph shall be considered a material breach of this Agreement, and the non-breaching party shall be entitled to pursue any and all legal or equitable remedies, including an injunction, as a result of such breach.   Except as otherwise required by law, each of the Parties hereto agrees to keep the terms and conditions of this Agreement (including any Product Addenda) confidential and will not disclose the same without the prior written consent of the other party.  Notwithstanding the foregoing sentence, either party may disclose the terms and conditions of this Agreement (including the Addenda) to any employees, agents, or advisors of such party with a material need to know such information, provided that all such employees, agents and advisors agree to be bound by the terns and conditions of the foregoing sentence as if they were Parties hereto, and neither party may disclose any such terms and conditions to any competitor of the other party.  Notwithstanding any of the above, the Parties agree that they will issue a joint Press Release announcing the new agreement and the addition of the Imager as defined in Addendum C to the Agreement.   Said release must be approved by both Parties prior to issuance, said approval not to be unreasonably withheld.

R.             This Agreement including the Addenda attached hereto and incorporated by reference herein, shall constitute the   entire agreement between the Parties with respect to the sale of Products and supercedes all prior written or oral agreements or understandings between Cytyc and LabCorp with respect to the subject matter hereof.  Any additional or different terms contained in any purchase order, acknowledgment, confirmation, invoice or other document shall be null and void.

S.              It is the intention of the Parties that the provisions of this Agreement will be enforceable to the fullest extent permissible under applicable laws, and that the unenforceability of any provisions under such laws will not render unenforceable, or impair, the remainder of this Agreement.  If any provisions hereof are deemed invalid or unenforceable, this Agreement will be deemed amended to delete or to modify, as necessary, the offending provisions and to alter the bounds thereof in order to render it valid and enforceable.

LABORATORY CORPORATION OF AMERICA HOLDINGS		CYTYC CORPORATION
By:	/s/ Susan R. Barber	By:	/s/ Patrick J. Sullivan
	Susan R. Barber		Patrick J. Sullivan
Title:	Vice President and Director	Title:	Chairman and
	Department of Science and Technology		Chief Executive Officer

Date: October 15, 2004		Date: October 15, 2004

ADDENDUM A

LabCorp Affiliated Laboratories

[       ]

ADDENDUM C

Imager and Stain

Imager(1),(2)

The “Imager” includes the following:

1  - Image Processor

1 -  Image Processor Computer Server

3 -  Review Scopes

1 -  Imager Accessory Kit

1 – ThinPrep Stain Implementation Kit

•                  ThinPrep Stain Reagent Sets (for every 3,500 Imager Tests processed)

•                  On-site Imager Service and Technical Support

•                  Installation

•                  Onsite Training by Cytyc authorized personnel

(1) Cytyc will retain title to the Imager(s) during the Term and shall file a standard Uniform Commercial Code Form 1 to reflect its title in the Imager(s).  At the end of the Term (with no renewal), LabCorp is obligated to return the Imager(s) to Cytyc at Cytyc’s expense.

(2) Cytyc will provide up to one Sakura DRS – 2000 Automated or other Imager compatible Stainer (“Stainer”) for every two Imagers ordered by LabCorp.  Cytyc will retain title to the Stainers during the Term and shall file a standard Uniform Commercial Code Form 1 to reflect its title in the Stainers.  At the end of the Term, LabCorp is obligated to return the Stainers to Cytyc at Cytyc’s expense.

II.  Imager Stain

[   ]

III.         Imager Rollout Schedule

Cytyc will provide LabCorp with a sufficient number of Imagers to meet a processing capacity of 300 slides per day.  If Cytyc’s current Imager capacity increases, Cytyc will use its best efforts to provide Imagers to meet the need for LabCorp’s TPPT volume during the Term.  The number of ThinPrep Imaging Systems per location will be included in the system-wide adoption schedule by March 5, 2005.  Current Imager Rollout Schedule is attached hereto and may be modified by the Parties through March 5, 2005.

Cytyc will cooperate with LabCorp in its effort to achieve data connectivity between the Imager and LabCorp’s internal LIS system.  In the interim, Cytyc will provide LabCorp, at Cytyc’s expense, an adequate labeling and bar coding solution for specimen tracking at Imager locations.

IV. Reporting

LabCorp shall provide Cytyc with monthly Imager utilization reports for each LabCorp facility using the Imager by the 20th day of the following month.

CYTYC PROPOSED IMAGER ROLLOUT

[   ]

ADDENDUM D

Pricing for the ThinPrep® 2000 and 3000 Processors

I.  Instrument Pricing Table:

INSTRUMENT	PRICE
ThinPrep® 2000 Processor	$	[	]
ThinPrep® 3000 Processor	$	[	]

II. ThinPrep 2000 Processor Placement

Effective upon the commencement date of this Agreement, Cytyc shall provide to LabCorp ThinPrep 2000 Processors (“T-2000”) under the following terms and conditions:

(a)                 [     ]  Cytyc retains title to all additional T-2000s placed at LabCorp facilities in accordance with this provision and may file a standard Uniform Commercial Code Form 1 to reflect its title in the T-2000s.

(b)                [     ].

(c)          The Baseline Period shall be determined as follows:

i.      [     ].

ii.   [     ].

(d)                Reporting:  LabCorp shall provide Cytyc with monthly TPPT Test utilization reports for each LabCorp facility by the 20th day of the following month in order for the Parties to determine if an additional   T-2000 will be placed at any LabCorp facilities pursuant to (a) above.  Cytyc, upon reasonable prior notice, may visit LabCorp facilities to evaluate productivity of T-2000s at such facilities and provide feedback to LabCorp on such evaluation.

(e)                 During the Term of the Agreement, Cytyc shall maintain title to any T-2000s provided to LabCorp in accordance with this Addendum D.  LabCorp has the right to purchase any T-2000 placed by Cytyc [     ].

(f)                   LabCorp shall be responsible for service costs as set forth in Addendum E to the Agreement.

(g)                The Parties acknowledge and agree to the following with respect to placement of T-2000s through August 30, 2004:

(i) [     ];

(ii) [     ].

(iii)                   [     ].

(iv)                  [     ].

(h)                Cytyc will maintain a Schedule of all T-2000s placed and earned through the execution of this Agreement and throughout the Term (“Schedule One”). During the remainder of the Term, Schedule One will be updated quarterly by mutual agreement of the Parties to reflect T-2000s previously placed, T-2000s earned and the Baseline for each LabCorp facility.   LabCorp will

timely provide all information necessary to update Schedule One on a quarterly basis.  Cytyc will provide the updated Schedule One to LabCorp no more than ten (10) business days after the receipt of the necessary information from LabCorp.

(i)                    T-2000 PURCHASE RIGHT UPON AGREEMENT TERMINATION:  Upon Termination of this Agreement, LabCorp shall have the right to purchase any T-2000 placed pursuant to paragraphs (a) (b) (c) and (g) above at a cost of $[     ] per T-2000.  In the event LabCorp elects to purchase such T-2000 it shall provide Cytyc 15 days notice prior to the end of the Term of its intent to purchase.  Upon payment of the purchase price, Cytyc shall convey to LabCorp all right, title, and interest to the purchased T-2000(s) free and clear of all liens and encumbrances.  Otherwise, LabCorp shall return the T-2000s to Cytyc within thirty (30) days of termination of this Agreement.

(j)                    During the Term LabCorp may purchase additional T-2000s in accordance with the Instrument Pricing Table in section I of this Addendum D.

(k)                 LabCorp may purchase a ThinPrep 3000 Processor (“T-3000”) in accordance with the Instrument Pricing Table in section I of this Addendum D.

LabCorp T2 Shipments

YTD as of August 31, 2004

[     ]

ADDENDUM E

INSTRUMENT SERVICE & TRAINING

I.                 INSTRUMENT SERVICE

LabCorp is responsible for maintaining the Imager and all Cytyc Products in good working condition and for protecting the Imager, T2000 and T3000 from damage.    Service does not include the following:  (1) service or parts which are needed as a result of LabCorp’s negligence, misuse, theft, environmental factors, unauthorized modifications or accessory items not meeting Cytyc’s specifications, or any other cause beyond Cytyc’s control, including floods, fires, or acts of God; (2) reconditioning or refurbishment by LabCorp or a third party of the Imager, T2000 and T3000.

A.           ThinPrep 2000

Cytyc will provide a ThinPrep® 2000 Processor Service Agreement to LabCorp based upon the following discounted pricing schedule.  Service contract pricing below is quoted on a “per facility” basis, recognizing service economics due to multiple instruments at a single facility.

Service Pricing Table:

Length of Service Agreement	Annual Price			Total Service Price per Facility
1 year	$	[	]	$	[	]
3 years	$	[	]	$	[	]
5 years	$	[	]	$	[	]

Cytyc will perform corrective maintenance (Service) on the ThinPrep® 2000 Processors at no additional charge to LabCorp during the Term of this Agreement for any ThinPrep 2000 Processors previously placed or any new ThinPrep Processors placed under this Agreement.

Notwithstanding the above, Cytyc shall provide service for any ThinPrep 2000 Processors purchased by LabCorp prior to or after the commencement of this Agreement , in accordance with the Service Pricing Table above.  Service will be provided by one of the following methods at the sole discretion of Cytyc:

1.               Repairing the instrument in the laboratory.

2.               Replacing out the system while repairs are being performed.

Additional services shall include but are not limited to the following:

Toll free phone service and technical support during normal service hours

On-site field service response within 24-48 hours

Annual Preventive Maintenance visit

On-site technical lectures for staff, if requested by LabCorp

Technical Service Representative visits as requested

B.             ThinPrep Imaging System

During the Term, Cytyc shall provide to LabCorp On-site Imager service and technical support service during Cytyc’s standard service business hours.  LabCorp agrees to make the Imager available to Cytyc at mutually acceptable prearranged times in order for Cytyc to perform the service.

Cytyc Cytology Applications Specialists will be at each LabCorp site during the “go live” period for the Imager.

II.             TRAINING

[     ].  For laboratories that have been trained by Cytyc at Cytyc’s headquarters in Boxborough, MA, additional training of laboratory personnel will be conducted by Cytyc Cytology Application Specialists.  This additional training will be conducted at LabCorp laboratories.  Requests by LabCorp for additional on-site training can be scheduled and coordinated through Cytyc’s Technical Service Department.  [     ].

ADDENDUM F

Cytyc Limited Warranty on Products

The Products (Imager, ThinPrep 2000 Processor (“T2000”), ThinPrep 3000 Processor (“T3000”) and ThinPrep Pap Test) are warranted against defects in workmanship and materials for the Term of the Agreement.  Cytyc may periodically notify LabCorp of software updates in the Product; Cytyc assumes no liability for Product if LabCorp declines to permit Cytyc to update the software. Cytyc’s sole obligation under this warranty is to repair or replace any defective Product (including the software).  Replacement parts, which may be reconditioned, are warranted from the date of installation for the remainder of the original Warranty Period. This warranty shall not apply to defects resulting from misuse, negligence or accident, including, without limitation: operation outside of the environmental specifications for the Product; multiple use of filters, use of unauthorized supplies; performance of improper or inadequate maintenance (other than maintenance required in accordance with the Operator’s manual) by LabCorp or its agents or employees or any third party; installation of software not supplied by Cytyc; any attempt to erase or corrupt any patient or slide records maintained by the Product: any attempt by LabCorp or its agents or employees to gain access to those areas of the Product accessible only to authorized service personnel; any attempt by LabCorp or its agents or employees to service those aspects of the Product that may only be serviced by authorized Cytyc personnel; improper use or connection to incompatible equipment; modifications to the Product not authorized by Cytyc; and external causes beyond the control of Cytyc such as, but not limited to, power failure. THE FOREGOING PROVISIONS SET FORTH CYTYC’S SOLE AND EXCLUSIVE REPRESENTATIONS, WARRANTIES AND OBLIGATIONS WITH RESPECT TO THE PRODUCT, AND CYTYC MAKES NO OTHER WARRANTY OF ANY KIND WHATSOEVER, EXPRESS OR IMPLIED.  CYTYC SPECIFICALLY DISCLAIMS ALL IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE, WHETHER ARISING FROM A STATUTE OR OTHERWISE IN LAW, EQUITY OR FROM A COURSE OF DEALING OR USAGE OF TRADE.  CYTYC’S LIABILITY ARISING OUT OF THE MANUFACTURE, SALE OR SUPPLY OF THE PRODUCT(S) OR SERVICES OR ITS USE OR DISPOSITION, WHETHER BASED UPON WARRANTY, CONTRACT, TORT OR OTHERWISE, SHALL NOT EXCEED THE ACTUAL PURCHASE PRICE PAID BY LABCORP FOR THE PRODUCT OR SERVICES EXCEPT AS PROVIDED IN PARAGRAPH O OF THE AGREEMENT.  SUCH LIMITED WARRANTY IS GIVEN SOLELY TO LABCORP AND IS NOT GIVEN TO, NOR MAY IT BE RELIED UPON BY, ANY THIRD PARTY INCLUDING, WITHOUT LIMITATION, CUSTOMERS OF LABCORP.  THIS WARRANTY IS VOID UPON TRANSFER OF PRODUCT BY LABCORP TO ANY ENTITY WHICH IS NOT AN AFFILIATED LABORATORY.  SOME STATES DO NOT ALLOW THE EXCLUSION OF IMPLIED WARRANTIES SO THE ABOVE EXCLUSIONS MAY NOT APPLY TO YOU.  YOU MAY ALSO HAVE OTHER RIGHTS, WHICH VARY, FROM STATE TO STATE.